EXHIBIT 99.1
                                                                    ------------


                                      For:           Duane Reade Inc.
                                      Approved By:   John Henry
                                                     (212) 273-5746
                                                     SVP - Chief Financial
                                                     Officer
                                      Contact:       Cara O'Brien/Lila Sharifian
                                                     Press: Melissa Merrill
                                                     (212) 850-5600
                                                     Financial Dynamics

FOR RELEASE
-----------

       DUANE READE HOLDINGS, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS

         New York, New York, May 5, 2005 -- Duane Reade Holdings, Inc. today reported financial results for the first quarter ended March 26, 2005.


CHANGE IN OWNERSHIP

         On July 30, 2004, the Company completed its acquisition by Oak Hill Capital Partners, L.P. and this change in ownership resulted in a new basis of accounting. This change has resulted in the application of purchase accounting which requires that various balance sheet account carrying values be adjusted to their fair value as of the transaction date. In this press release, the Company's financial results for the current year's first quarter ended March 26, 2005 reflect this new basis of accounting and are identified as the Successor. The previous year's financial results for the first quarter reflect the historical basis of accounting prior to the acquisition and are identified as the Predecessor.

ACCOUNTING RESTATEMENTS

         On March 10, 2005, the Company issued a press release summarizing the impact of certain restatements resulting from changes in accounting practices. All such changes are reflected in the attached financial data.

FIRST QUARTER RESULTS

         Net sales increased 3.0% to $394.8 million, with pharmacy sales increasing 1.7% and comprising 49.5% of net sales versus 50.1% of net sales in the comparable quarter last year. Same-store sales increased 2.0% over the prior year in both front-end and pharmacy. Pharmacy same-store sales were adversely impacted by approximately 1.6% due to the negative publicity and significantly reduced consumer demand for arthritis medications and certain other high volume drugs and approximately 1.4% due to increased mail order penetration resulting from conversion of certain third party plans to mandatory mail order requirements. The percentage of generic prescriptions dispensed increased by 4% this year, resulting in a reduction of the pharmacy same-store sales increase by approximately 2.9%, but an increase in gross margin per prescription dispensed. Generic prescriptions generally have lower prices but are more profitable than branded prescriptions. The front-end sales increase was favorably impacted by approximately 0.5% due to the earlier timing of the Easter holiday this year. The balance of the front-end same-store sales improvement resulted from a stronger cough and cold season than last year, as well as a generally improved level of consumer demand that broadly impacted most categories.

          Net loss for the first quarter was $11.7 million, compared to net income of $1.8 million in the previous year. The loss reflects (i) increased non-cash depreciation and amortization expenses of $8.6 million resulting from the application of purchase accounting related to the July 30, 2004 acquisition of the Company, (ii) increased interest expenses of $7.7 million, primarily related to higher debt resulting from refinancing of the Company's debt as part of the same acquisition, (iii) a decline in gross margin attributable to lower vendor allowances, increased inventory shrink losses and reduced levels of real estate related income and (iv) an increase in selling, general and administrative expenses largely due to


                                                                          Page 1
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higher legal and litigation related expenses. These items were partially offset by a tax benefit of $9.6 million in the current year's first quarter, compared to a tax provision of $1.2 million last year.

         Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, was $12.1 million, or 3.1% of sales, versus $19.9 million, or 5.2% of sales, in the prior year period. The decline was attributable to the aforementioned lower gross margins and higher legal and litigation expenses. In line with our expectations, our revolver borrowings were $179.8 million at the end of the quarter, with available borrowings of $62.6 million.

         Commenting on the Company's first quarter results, Anthony J. Cuti, Chairman of the Board and Chief Executive Officer, stated, "During the quarter we faced significant challenges to our business but took steps to help improve the long term profitability of our operations. Specifically, we made changes to our merchandising and promotional programs that are beginning to have a favorable impact upon the performance of many of our front-end categories. We recently repositioned our Dollar Rewards loyalty card program to increase incentives for frequent shoppers and the initial reaction has been extremely positive. In addition, our pharmacy team has been successful in strengthening pharmacy margins through increased utilization of generic drugs and the benefits of direct purchasing programs, which have offset the impact of declines in our pharmacy sales growth rate. We are implementing additional initiatives to reduce our inventory shrink losses and, with our continuing programs to strengthen front-end sales momentum, we look forward to achieving an improved trend of sales and earnings performance over the balance of the year."

         During the quarter, the Company opened two stores and closed eight stores, compared with three new stores opened and one store closed in the first quarter last year. Pre-opening expenses were $0.1 million, compared to $0.2 million in the previous year.

         The Company will hold a conference call on Thursday, May 5, 2005 at 11:30 AM Eastern Time to discuss financial results for the first quarter ended March 26, 2005. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (HTTP://WWW.DUANEREADE.COM) and the call will be archived on the website until May 19, 2005. Additionally, a replay of the conference call will be available from 1:30PM Eastern Time on May 5, 2005 until 12:00PM Eastern Time on May 7, 2005. The replay can be accessed by dialing (800) 753-6121.

         Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of March 26, 2005, the Company operated 249 stores.

         EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE AND THE ACCOMPANYING DISCUSSION ON THE EARNINGS CONFERENCE CALL ARE FORWARD-LOOKING AND MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. IN ADDITION, THIS DOCUMENT MAY CONTAIN STATEMENTS, ESTIMATES OR PROJECTIONS THAT CONSTITUTE "FORWARD-LOOKING" STATEMENTS AS DEFINED UNDER U.S. FEDERAL SECURITIES LAWS. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES, WHICH MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED OR EXPECTED RESULTS. THOSE RISKS INCLUDE, AMONG OTHER THINGS, THE COMPETITIVE ENVIRONMENT IN THE DRUG STORE INDUSTRY IN GENERAL AND IN THE NEW YORK METROPOLITAN AREA, THE ABILITY TO OPEN AND OPERATE NEW STORES, THE CONTINUED EFFORTS BY PAYERS AND GOVERNMENT AGENCIES TO REDUCE PRESCRIPTION REIMBURSEMENT RATES AND PRESCRIPTION DRUG BENEFITS, THE STRENGTH OF THE ECONOMY IN GENERAL, THE ECONOMIC CONDITIONS IN THE NEW YORK GREATER METROPOLITAN AREA, CHANGES IN FEDERAL AND STATE LAWS AND REGULATIONS, INCLUDING THE POTENTIAL IMPACT OF CHANGES IN REGULATIONS SURROUNDING THE IMPORTATION OF PHARMACEUTICALS FROM FOREIGN COUNTRIES AND CHANGES IN LAWS GOVERNING MINIMUM WAGE REQUIREMENTS, THE CONTINUING IMPACT OF THE RESTRICTIONS ON SMOKING IN PUBLIC PLACES IN THE COMPANY'S MARKETS, CHANGES IN THE COMPANY'S OPERATING STRATEGY, CAPITAL EXPENDITURE PLANS OR DEVELOPMENT PLANS, THE COMPANY'S ABILITY TO ATTRACT, HIRE AND RETAIN QUALIFIED PHARMACY AND OTHER PERSONNEL, THE COMPANY'S SIGNIFICANT INDEBTEDNESS, LABOR DISTURBANCES, THE CONTINUED IMPACT OF, OR NEW OCCURRENCES OF, TERRORIST ATTACKS IN THE NEW YORK GREATER METROPOLITAN AREA AND ANY ACTIONS THAT MAY BE TAKEN IN RESPONSE, THE COMPANY'S ABILITY TO SUCCESSFULLY IMPLEMENT AND MANAGE NEW COMPUTER SYSTEMS AND TECHNOLOGIES, DEMOGRAPHIC CHANGES, THE COMPANY'S ABILITY TO LIMIT FRAUD AND SHRINK, AND RECALLS OF PHARMACEUTICAL PRODUCTS DUE TO HEALTH CONCERNS OR OTHER REASONS. THOSE AND OTHER RISKS ARE MORE FULLY DESCRIBED IN DUANE READE'S REPORTS FILED WITH THE SEC FROM TIME TO TIME, INCLUDING ITS ANNUAL REPORTS ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q AND CURRENT REPORTS ON FORM 8-K. YOU SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE THEY ARE MADE. EXCEPT TO THE EXTENT OTHERWISE REQUIRED BY FEDERAL SECURITIES LAWS, WE DO NOT UNDERTAKE TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS.


                                tables to follow

                           DUANE READE HOLDINGS, INC.
                Consolidated Statements of Operations (Unaudited)
                                 (In thousands)

                                                       FOR THE 13 WEEKS ENDED
                                                   ----------------------------
                                                    SUCCESSOR     PREDECESSOR
                                                    MARCH 26,      MARCH 27,
                                                      2005           2004
                                                   -------------  -------------
Net sales                                          $    394,767   $    383,310
Cost of sales                                           320,050        306,808
                                                   -------------  -------------
Gross profit                                             74,717         76,502
                                                   -------------  -------------
Selling, general & administrative expenses               64,471         58,643
Labor contingency expense                                 1,100          1,100
Transaction expense                                         427          1,102
Depreciation and amortization                            17,646          9,066
Store pre-opening expenses                                  100            157
Other                                                     1,148              -
                                                   -------------  -------------
                                                         84,892         70,068
                                                   -------------  -------------
Operating (loss) income                                 (10,175)         6,434
Interest expense, net                                    11,165          3,437
                                                   -------------  -------------
(Loss) income before income taxes                       (21,340)         2,997
Income tax (benefit) expense                             (9,603)         1,245
                                                   -------------  -------------
Net (loss) income                                  $    (11,737)  $      1,752
                                                   =============  =============



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

                           DUANE READE HOLDINGS, INC.
                           Consolidated Balance Sheets
                                 (In thousands)

                                                                     MARCH 26,      DECEMBER 25,
                                                                       2005             2004
                                                                   --------------   --------------
                                                                    (Unaudited)
Current Assets
      Cash                                                         $       1,336    $       1,329
      Receivables, net  (1)                                               57,160           58,056
      Inventories                                                        261,149          262,323
      Current Portion of Deferred Taxes                                    9,027            9,027
      Prepaid Expenses and Other Current Assets (2)                       34,096           35,716
                                                                   --------------   --------------
       Total Current Assets                                              362,768          366,451

Property and Equipment, net                                              236,977          224,460
Goodwill                                                                  84,624           84,624
Other Assets (3)                                                         290,401          297,032
                                                                   --------------   --------------
       Total Assets                                                $     974,770    $     972,567
                                                                   ==============   ==============

Current Liabilities
      Accounts Payable                                             $      79,144    $      80,154
      Accrued Expenses (4)                                                42,837           64,944
      Current Portion of Senior Debt and Capital Leases (5) (6)          182,709          154,650
                                                                   --------------   --------------
       Total Current Liabilities                                         304,690          299,748

Long Term Debt and Capital Leases (5)                                    367,749          357,040
Deferred Income Taxes                                                     11,747           21,350
Other Liabilities (7)                                                    116,865          108,972
                                                                   --------------   --------------
       Total Liabilities                                                 801,051          787,110
                                                                   --------------   --------------

Total Stockholders' Equity                                               173,719          185,457
                                                                   --------------   --------------

       Total Liabilities and Stockholders' Equity                  $     974,770    $     972,567
                                                                   ==============   ==============

(1) Includes third party pharmacy receivables of $35,816 and $37,498 at March 26, 2005 and December 25, 2004, respectively. The decrease in the third party pharmacy receivables is partly due to the timing of payments in relation to the December 2004 year end date.

(2) Decrease in prepaids and other current assets from December 25, 2004 is primarily due to the collection of proceeds on a property held for sale.

(3) Decrease in other assets from December 25, 2004 is primarily due to the increased amortization expense resulting from the asset valuation step-up in connection with the Oak Hill acquisition.

(4) Decrease in accrued expenses from December 25, 2004 is primarily due to a scheduled $19 million payment in connection with the termination of the Chairman's SERP, combined with interest payments on the Company's debt.

(5) Increase in debt and capital leases from December 25, 2004 reflects the addition of a $13.5 million capital lease for replacement photo processing equipment at our stores, borrowings for the payment in connection with the termination of the Chairman's SERP and the timing of interest payments on the Senior Subordinated Notes.

(6) The outstanding revolver loan balance of $179.8 million has been classified as a current liability at March 26, 2005 as a result of the determination in consultation with our external auditors that certain existing provisions under the loan agreement as interpreted under FAS 6 - "Classification of Short-Term Obligations Expected to be Refinanced," would require current classification. It should be noted that this reclassification is not a result of a change in status or compliance with the terms of this indebtedness. We have also revised the classification of the outstanding revolver balance of $153.9 million at December 25, 2004 to conform with this presentation. The Company expects to continue to borrow under this facility until its maturity in 2008.

(7) Increase in other liabilities from December 25, 2004 is primarily due to deferred marketing income, the additional labor contingency accrual recorded during the period, and deferred rent expense during the quarter.


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                           DUANE READE HOLDINGS, INC.
                                 Operating Data
                                   (Unaudited)
                             (Dollars in thousands)

                                                       FOR THE 13 WEEKS ENDED
                                                      -------------------------
                                                      SUCCESSOR     PREDECESSOR
                                                      MARCH 26,      MARCH 27,
                                                         2005          2004
                                                      -----------    ----------

LIFO EBITDA (1)                                       $    8,998     $  17,702
LIFO (Income) Expense (2)                                   (216)          337
                                                      -----------    ----------
FIFO EBITDA (1)                                       $    8,782     $  18,039
                                                      -----------    ----------

FIFO EBITDA as a percentage of net sales                    2.2%          4.7%

Adjusted FIFO EBITDA (3)                              $   12,122     $  19,941

Adjusted FIFO EBITDA as a percentage of sales               3.1%          5.2%

Capital expenditures                                  $    7,132     $   7,862
Lease acquisitions and other investing activities     $    3,096     $   9,257

Same-store sales growth                                     2.0%          1.6%
Pharmacy same-store sales growth                            2.0%          6.6%
Front-end same-store sales growth                           2.0%         -2.3%
Pharmacy sales as a % of net sales                         49.5%         50.1%
Third Party sales as a % of
   prescription sales                                      92.7%         92.0%

Average weekly prescriptions
   filled per store (4)                                      841           852

Number of stores at end of period                            249           243
Retail square footage at end of period                 1,732,252     1,732,727
Average store size (sq.ft.) at end of period               6,957         7,131


(1) As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, debt extinguishment, expenses related to the acquisition transaction, labor contingency expense, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. We believe that FIFO EBITDA, as presented, represents a useful measure of assessing the performance of our ongoing operating activities, as it reflects our earnings trends without the impact of certain non-cash charges and other non-recurring items. Targets and positive trends in FIFO EBITDA are used as performance measures for determining certain compensation of management. FIFO EBITDA is also used as a performance measure in our various debt agreements.

We understand that, although security analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of our operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

Reconciliations of net (loss) income to FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided on the following page of this press release.

(2) LIFO income for the thirteen weeks ended March 26, 2005 includes the remaining portion of the purchase accounting valuation step-up of $0.5 million, offset by the anticipated impact of inflation of $0.3 million.

(3) As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expense and certain charges related to the acquisition transaction, inventory valuation step-up adjustment and certain CEO payments that are not included in the definition of EBITDA used for our various debt agreements.

(4) Comparative stores only, does not include new stores.

                           DUANE READE HOLDINGS, INC.
                Reconciliation of EBITDA to Net (Loss) Income and
               Net Cash (Used in) Provided by Operating Activities
                                 (in thousands)

                                                        FOR THE 13 WEEKS ENDED
                                                       -------------------------
                                                       SUCCESSOR     PREDECESSOR
                                                       MARCH 26,      MARCH 27,
                                                          2005          2004
                                                       -----------   -----------

FIFO EBITDA                                            $    8,782    $   18,039
LIFO (Income) Expense                                        (216)          337
                                                       -----------   -----------
LIFO EBITDA                                                 8,998        17,702

Depreciation and amortization                             (17,646)       (9,066)
Labor contingency expense                                  (1,100)       (1,100)
Transaction expense                                          (427)       (1,102)
Interest expense                                          (11,165)       (3,437)
Income taxes                                                9,603        (1,245)
                                                       -----------   -----------
Net (loss) income                                      $  (11,737)   $    1,752
                                                       -----------   -----------

Net (loss) income                                         (11,737)        1,752
Adjustments to reconcile net (loss) income
     to cash (used in) provided by operating
     activities:
  Depreciation and amortization of property                 8,114         6,276
  Amortization of intangibles and
    deferred financing costs                               10,445         3,268
  Deferred tax provision                                   (9,603)        1,169
  Non-cash rent expense                                     1,658         1,902
Changes in operating assets and liabilities
  (net of effect of acquisitions):
  Receivables                                                 897        (4,779)
  Inventories                                               1,409         9,512
  Accounts payable                                         (1,010)       (8,690)
  Prepaid and accrued expenses                            (22,906)        6,303
  Other assets/liabilities, net                             8,306        (4,520)
                                                       -----------   -----------
Cash (used in) provided by operating activities        $  (14,427)   $   12,193
                                                       -----------   -----------

Calculation of Adjusted FIFO EBITDA

FIFO EBITDA as above                                   $    8,782    $   18,039

Purchase accounting inventory valuation adjustment (1)        534             -
Non-cash rent expense                                       1,658         1,902
CEO long term cash award                                      225             -
Oak Hill management fee                                       313             -
CEO life insurance policy conversion cost                     610             -
                                                       -----------   -----------
Adjusted FIFO EBITDA                                   $   12,122    $   19,941
                                                       ===========   ===========


(1) The application of purchase accounting under SFAS 141 resulted in an increase in the inventory valuation by $8.5 million over FIFO cost as of July 30, 2004. During the quarter ended December 25, 2004, approximately $7.9 million of this non-cash purchase accounting adjustment was charged to cost of sales on a FIFO EBITDA basis. The balance of the purchase accounting adjustment was charged to cost of sales during the first quarter of 2005.


                                      ###


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